UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2009

Community Bank System, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York	13214
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.

Effective April 9, 2009, Community Bank System, Inc. (the “Company”) and the Company’s subsidiary, Community Bank, N.A. (“Bank”), entered into a Supplemental Retirement Plan Agreement with George J. Getman, the Company’s Executive Vice President and General Counsel (the “SERP Agreement”).

Under the SERP Agreement, the Company shall pay Mr. Getman an annual supplemental retirement benefit generally equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (a) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the Pension Plan. The SERP benefit is payable beginning on the first day of the seventh month that follows the later of Mr. Getman’s cessation of employment with the Company or his attainment of age 55. Unless Mr. Getman elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Getman’s life. The SERP Agreement does not contain a change in control provision.

The foregoing description of the SERP Agreement is qualified in its entirety by the terms of such agreement, a copy of which is attached as an exhibit to this filing and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

10.1	Supplemental Retirement Plan Agreement, dated April 9, 2009, by and among Community Bank System, Inc., Community Bank, N.A. and George J. Getman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ Mark E. Tryniski
Name: Mark E. Tryniski
Title: President and Chief Executive Officer

Dated: April 14, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Supplemental Retirement Plan Agreement, dated April 9, 2009, by and among Community Bank System, Inc., Community Bank, N.A. and George J. Getman attached hereto.

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